EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of this November 3, 2022, by and between RED ROBIN GOURMET BURGERS, INC., a Delaware corporation (the “Company”), and TODD WILSON (“Executive”).

RECITAL

WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions for the employment relationship between Executive and the Company.

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements herein contained and intending to be legally bound hereby, the Company and Executive hereby agree as follows:

AGREEMENT

1.      Employment Period. (a) The Company, through its wholly-owned subsidiary, Red Robin International, Inc., a Nevada corporation (“RRI”), hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions hereinafter set forth. The term of Executive’s employment hereunder shall commence on November 7, 2022 (the “Effective Date”), and shall continue until otherwise terminated as provided herein (such term being referred to herein as the “Employment Period”).

(b)      Executive and the Company acknowledge that, except as may otherwise be provided by this Agreement or under any other written agreement between Executive and the Company, the employment of Executive by the Company and RRI is “at will” and Executive’s employment may be terminated by either Executive or the Company at any time for any reason, or no reason, as long as consistent with applicable law. RRI shall be the “employer” for tax, legal reporting, payroll processing and similar purposes.

2.      Position and Duties.

(a)      During the Employment Period, Executive shall be employed as and hold the title of Executive Vice President and Chief Financial Officer of the Company, with such duties, authorities and responsibilities that are customary for public company chief financial officer positions. Executive shall report to the Company’s Chief Executive Officer and shall interface with the Company’s Board of Directors and the committees of the Board of Directors and their respective chairpersons from time to time (collectively, the “Board”). In addition, the Chief Executive Officer may assign Executive such duties and responsibilities that are not substantially inconsistent with his position as the Chief Financial Officer of the Company. Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director or officer of any of the Company’s subsidiaries.

(b)      During the Employment Period, Executive shall devote substantially all of his skill, knowledge, and working time to the business and affairs of the Company and its subsidiaries; provided that in no event shall this sentence prohibit Executive from performing personal and charitable activities and any other activities approved in advance by the Board, so long as such activities do not materially interfere with Executive’s duties for the Company or otherwise violate the terms and conditions of this Agreement or the Company’s policies in effect from time to time. Executive shall perform his services at the Company’s headquarters, presently located in Englewood, Colorado, subject to reasonably required travel in connection with the performance of his services hereunder or as reasonably requested by the Board. Executive shall use his best efforts to carry out his responsibilities under this Agreement faithfully and efficiently.

3.      Compensation.

(a)      Base Salary. During the Employment Period, Executive shall receive from the Company an annual base salary (“Annual Base Salary”) at the rate of $425,000, with such salary to be adjusted at such times, if any, and in such amounts as recommended by the Chief Executive Officer and approved by the Compensation Committee of the Board (the “Compensation Committee”). Executive’s Annual Base Salary shall be subject to annual review by the Chief Executive Officer and the Compensation Committee during the Employment Period. The Annual Base Salary shall be paid in accordance with the Company’s and RRI’s normal payroll policy.

(b)      Sign-On Bonus. The Company agrees to pay Executive a one-time cash sign-on bonus of $125,000 (the “Sign-On Bonus”), subject to all required taxes and withholdings, to be paid on the first payroll period following the Effective Date. If Executive’s employment with the Company is terminated (i) by the Company with Cause or (ii) as a result of Executive’s resignation without Good Reason less than twelve (12) full months after the Effective Date, Executive agrees to repay the Company the full Sign-On Bonus. Executive further agrees that Executive will repay such amount by no later than thirty (30) days following the effective date of the employment termination, and that any outstanding balance on such repayment obligation is delinquent and immediately collectable the day following the effective date of termination.

(c)      Annual Incentive Compensation. In addition to the Annual Base Salary, beginning in fiscal year 2023, Executive is eligible to receive an annual cash bonus each fiscal year during the Employment Period as determined in accordance with the Company’s annual incentive plan as in effect from time to time and as approved by the Compensation Committee (the “Annual Bonus”). For fiscal year 2023, Executive’s target Annual Bonus (the “Target Bonus”) shall be seventy-five percent (75%) of Executive’s Annual Base Salary. Such Target Bonus will be subject to adjustment by the Compensation Committee in fiscal year 2024 and later. The actual amount of any Annual Bonus shall depend on the level of achievement of the applicable performance criteria established with respect to the Annual Bonus by the Board and the Compensation Committee in their sole discretion. The Annual Bonus for each fiscal year shall be payable in accordance with the then-current annual incentive plan, but in no event later than March 15 of the following fiscal year. For the avoidance of doubt, Executive shall not be eligible to receive any Annual Bonus in respect of fiscal year 2022.

(d)      Long-Term Incentive Awards.

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(i)      Sign-On Equity Award. On the seventh day following the Effective Date (or, if not a trading day, on the first trading day immediately thereafter), Executive will receive a grant (the “Sign-On Equity Award”) of time-vested restricted stock units (“RSUs”) having a target value of $350,000. The Executive’s Sign-On Equity Award shall be in the form of an inducement grant (for purposes of the NASDAQ listing rules) and as a result shall not be granted pursuant to the Company’s 2017 Performance Incentive Plan (the “2017 Plan”), but the Sign-On Equity Award shall be subject to all the terms and conditions of the 2017 Plan as if the award were granted under the 2017 Plan. The RSUs will vest ratably over the first three anniversaries of the grant date, subject to continued employment through all such vesting dates.

(ii)      Generally. Beginning in fiscal year 2023, Executive shall have the opportunity to participate in the Company’s long term incentive plan (“LTIP”). Executive’s annual grant under the LTIP shall be subject to such terms as approved by the Board or the Compensation Committee from time to time in accordance with the Company’s LTIP, but the LTIP grant for fiscal year 2023 shall have a target value equal to 120% of the Executive’s Annual Base Salary. Executive’s target value will be subject to adjustment by the Compensation Committee in fiscal year 2024 and later. Except as expressly provided herein, each such equity award shall be made in accordance with the Company’s Equity Granting Policy. As an executive officer of the Company, Executive is subject to the Company’s Ownership Guidelines (as defined in Section 12) as in effect from time to time, within the time period specified therein, which currently include a requirement for the Chief Financial Officer to own shares of common stock of the Company with a value equal to at least 3x Executive’s Annual Base Salary.

(e)      Other Benefits.

(i)      Welfare and Benefit Plans. During the Employment Period: (A) Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs of the Company and RRI to the same extent as other senior executive employees, including, among other things, participation in the Company’s Employee Stock Purchase Plan, after one year of continuous employment, and the Non-Qualified Deferred Compensation Plan; and (B) Executive and/or Executive’s family, as the case may be, shall be eligible to participate in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company and RRI (including, to the extent provided, without limitation, medical, prescription, dental, disability, salary continuance, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs) to the same extent as other senior executive employees.

(ii)      Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable travel and other expenses incurred by Executive in carrying out Executive’s duties under this Agreement, provided that Executive complies with the policies, practices and procedures of the Company and RRI for submission of expense reports, receipts or similar documentation of the incurrence and purpose of such expenses.

(iii)      Paid Time Off. Executive shall be entitled to holidays and paid time off per calendar year in accordance with the Company’s holiday and paid time off policies applicable to similarly situated senior executives as in effect from time to time.

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(iv)      Relocation Benefit. The Company will provide relocation assistance to the Executive (in an amount up to $200,000) for relocation expenses, including an additional payment (“gross-up”) in respect of any taxable portion of the Executive’s relocation benefit such that the Executive is placed in the same after-tax position in respect of such relocation assistance as if such benefit were not taxable, all in accordance with the Company’s relocation policy. If the Executive’s employment terminates due to the Executive’s resignation, other than for Good Reason, within the first twenty-four (24) months following the Effective Date, the Executive shall be required to reimburse the Company for the full amount of the relocation benefit provided to the Executive.

(f)      Reservation of Rights. Except as otherwise specifically agreed as to Executive in a separate agreement between the Company and Executive, the Company reserves the right to modify, suspend or discontinue any and all of the employee benefit plans, practices, policies and programs referenced in subsections 3(e)(i), (ii) and (iii) above at any time without recourse by Executive so long as such action is taken with respect to similarly situated senior executives generally and does not disproportionately adversely affect Executive.

4.      Termination.

(a)      Death or Disability. Executive’s employment and all associated rights and benefits shall terminate automatically upon Executive’s death. If the Company determines in good faith that the Disability of Executive has occurred, it may give to Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by Executive, provided that, within the thirty days after such receipt, Executive shall not have returned to full-time performance of his duties.

(b)      Cause. The Company may terminate Executive’s employment at any time for Cause.

(c)      By the Company without Cause. The Company may terminate Executive’s employment at any time without Cause.

(d)      By Executive for Good Reason. Executive may terminate his employment at any time for Good Reason subject to the notice and cure provisions set forth in the definition thereof.

(e)      By Executive without Good Reason. Executive may terminate his employment at any time without Good Reason, provided that Executive must provide at least thirty (30) days advance notice to the Company of any such termination.

(f)      Obligations of the Company Upon Termination.

(i)      Death or Disability. If Executive’s employment is terminated by reason of Executive’s Death or Disability, this Agreement shall terminate without further obligations to Executive or his legal representatives under this Agreement, other than for (A) payment of the sum of (1) Executive’s Annual Base Salary through the date of termination to the extent not theretofore paid and (2) reimbursement for any unreimbursed business expenses incurred

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through the date of termination which shall be paid in a lump sum in cash within thirty (30) days of the effective date of termination or such earlier date as may be required by law; (B) any payments, benefits or fringe benefits to which Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement, which shall be paid at such times and in such forms as provided for by such plan, program or grant or such earlier date as may be required by law; (C) any Annual Bonus Earned but unpaid with respect to the fiscal year ending on or preceding the date of termination, which shall be paid in a lump sum in cash when such Annual Bonus payment is regularly paid to similarly situated executives (the payments and benefits described in clauses (A), (B), and (C) shall be hereinafter referred to as the “Accrued Obligations”); and (D) payment of a pro rata share (determined on the basis of the number of days on which Executive was employed by the Company during the fiscal year in which the date of termination occurred) of the Annual Bonus that would otherwise have been Earned based on actual performance and been payable pursuant to Section 3(c) hereof had Executive continued to be employed by the Company for the entirety of the fiscal year in which the date of termination occurred, which shall be paid in a lump sum in cash when such Annual Bonus payment is regularly paid to similarly situated executives.

(ii)      Cause or Resignation other than with Good Reason. If Executive’s employment is terminated by the Company for Cause or Executive resigns from his position as Chief Financial Officer of the Company without Good Reason, this Agreement shall terminate without further obligations to Executive other than payment of the Accrued Obligations as described in Section 4(f) (provided, that if Executive’s employment is terminated for Cause, then the amount described in clause (C) of the Accrued Obligations shall not be payable). If it is subsequently determined that the Company did not have Cause for termination hereof or that Executive had Good Reason for termination, then the decision to terminate shall be deemed to have been made under Section 4(c) or (d), as applicable, and the amounts payable under Section 4(f)(iii) shall be the only amounts Executive may receive on account of his termination.

(iii)      By the Company without Cause or by Executive for Good Reason. If the Company terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason, this Agreement shall terminate without further obligations to Executive other than:

(A)      payment of the Accrued Obligations and a pro rata share of the Annual Bonus for the fiscal year in which the date of termination occurred, each, as described in Section 4(f)(i);

(B)      lump-sum payment equivalent to one (1) times the Executive’s Annual Base Salary as in effect immediately prior to the date of termination, subject to standard withholdings and other authorized deductions; and

(C)      upon Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as amended, the Company shall pay to Executive in a lump sum in cash within thirty (30) days after such election an amount equal to the product of (x) the portion of premiums of Executive’s group health insurance, including coverage for

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Executive’s eligible dependents, if any, that the Company paid immediately prior to his date of termination and (y) twelve (12);

provided, however, that as a condition precedent to receiving the payments and benefits provided for in this Section 4(f)(iii) (other than payment of the Accrued Obligations), Executive shall first execute and deliver to the Company and RRI a general release agreement that is satisfactory to the Company and RRI (the “Release”), and all rights of Executive thereunder or under applicable law to rescind or revoke the release shall have expired no later than the date specified in such release, which shall either be twenty-eight (28) days or fifty-two (52) days, dependent upon the circumstances, after the date of termination (the “Release Condition”). If Executive fails to satisfy the Release Condition, all payments and benefits set forth in this Section 4(f)(iii) (other than the payment of the Accrued Obligations) shall be forfeited; provided, further, notwithstanding any other provision contained in this Agreement, if Executive receives severance payments and benefits under the Red Robin Gourmet Burgers, Inc. Executive Change in Control Severance Plan (as such plan may be modified, amended and/or restated from time to time) (the “Executive CIC Severance Plan”), Executive shall have no right to receive the payments and benefits under this Section 4(f)(iii). For purposes of the Executive CIC Severance Plan, insofar as it is applicable to Executive: (x) the Release Agreement (as defined in the Executive CIC Severance Plan) shall be replaced with (and all references therein shall be deemed to refer to) the Release (as defined in this Agreement); and (y) the definitions of Cause and Good Reason (each as defined in the Executive CIC Severance Plan) shall be replaced with the definition of Cause and Good Reason (each as defined in this Agreement).

(iv)      Exclusive Remedy. Executive agrees that the payments contemplated by this Section 4(f) shall constitute the exclusive and sole remedy for any termination of his employment, and Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment; provided, however, that nothing contained in this Section 4(f) shall prevent Executive from otherwise challenging in a subsequent arbitration proceeding a determination by the Company that it was entitled to terminate Executive’s employment hereunder for Cause.

(v)      Termination of Payments. Anything in this Agreement to the contrary notwithstanding, the Company may terminate all payments and benefits owing to Executive pursuant to this Section 4(f) upon the Company’s discovery of any breach or threatened breach by Executive of his obligations under the general release or Sections 5, 6, 7 and 8 of this Agreement after written notice to Executive, and, if curable, providing the Executive with thirty (30) days to cure. No payments shall be terminated during this cure period (if applicable).

(vi)      Resignation as Officer or Director Upon Termination. Upon termination of Executive’s employment with the Company for any reason whatsoever, Executive shall thereupon be deemed to have immediately resigned from any positions with the Company and all of its subsidiaries and affiliates, whether as an officer, director, employee, fiduciary or otherwise. In such event, Executive shall, at the request of the Company, execute any documents reasonably required to evidence such resignations.

(g)      Survival of Certain Obligations Following Termination. Notwithstanding any other provision contained in this Agreement, the provisions in Sections 5 through 11 and 14

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through 22 of this Agreement shall survive any termination of Executive’s employment hereunder (but shall be subject to Executive’s right to receive the payments and benefits provided under this Section 4).

5.      Confidential Information (i). Except in the good-faith performance of his duties hereunder, Executive shall not disclose to any person or entity or use, any information not in the public domain, in any form, acquired by Executive while he was employed or associated with the Company or RRI or, if acquired following the termination of such association, such information which, to Executive’s knowledge, has been acquired, directly or indirectly, from any person or entity owing a duty of confidentiality to the Company or RRI, relating to the Company or its business. Executive agrees and acknowledges that all of such information, in any form, and copies and extracts thereof are and shall remain the sole and exclusive property of the Company, and Executive shall on request return to the Company the originals and all copies of any such information provided to or acquired by Executive in connection with his association with the Company or RRI, and shall return to the Company all files, correspondence and/or other communications received, maintained and/or originated by Executive during the course of such association.

6.      Covenant Not to Compete. Executive agrees that, for the period commencing on the Effective Date and ending twelve (12) months after the date of termination of Executive’s employment with the Company (the “Restrictive Period”), Executive shall not directly or indirectly, either for himself or for, with or through any other Person, own, manage, operate, control, be employed by, participate in, loan money to or be connected in any manner with, or permit his name to be used by, either (i) any business that, in the reasonable judgment of the Board, competes with the Company and its subsidiaries in the burger-focused restaurant business in (x) the United States, (y) the Canadian provinces of Alberta and British Columbia, or (z) any other country, province or territory in which the Company conducts business as of the date Executive’s employment terminates, or (ii) the following casual dining and brew-centric restaurant concepts (and their successors): Five Guys, Chili’s, Applebee’s, Ruby Tuesday, TGIFridays, Texas Roadhouse, BJ’s, Yardhouse, Millers Ale House and Brickhouse (“Competitive Activity”). In making its judgment as to whether any business is engaged in a Competitive Activity, the Board shall act in good faith, and shall first provide Executive with a reasonable opportunity to present such information as Executive may desire for the Board’s consideration. For purposes of this Agreement, the term “participate” includes any direct or indirect interest, whether as an officer, director, employee, partner, sole proprietor, trustee, beneficiary, agent, representative, independent contractor, consultant, advisor, provider of personal services, creditor, owner (other than by ownership of less than five percent (5%) of the stock of a publicly-held corporation whose stock is traded on a national securities exchange).

7.      No Interference; Nondisparagement.

(a)      During the Restrictive Period, Executive shall not, without the prior written approval of the Company, directly or indirectly through any other Person (i) induce or attempt to induce any employee of the Company or RRI at the level of Assistant Store Manager or higher in restaurant operations or the level of Director or higher at the Company’s home office to leave the employ of the Company or RRI, or in any way interfere with the relationship between the Company or RRI and any employee thereof (for the sake of clarity, this clause (i)

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shall not be violated by virtue of general advertisements or solicitations for positions that are not targeted at employees of the Company or RRI), (ii) hire any Person who was an employee of the Company or RRI at the level of Assistant Store Manager or higher in restaurant operations or the level of Director or higher at the Company’s home office within twelve months after such Person’s employment with the Company or RRI was terminated for any reason or (iii) induce or attempt to induce any supplier or other business relation of the Company or RRI to cease doing business with the Company or RRI, or in any way interfere with the relationship between any such supplier or business relation and the Company or RRI.

(b)      Executive agrees not to disparage the Company, any of its products or practices, or any of its directors, officers, stockholders, or affiliates (each in their capacities as such), either orally or in writing, at any time; provided, however, that Executive may (A) confer in confidence with his legal representatives, (B) make truthful statements as required by law or when requested by a governmental, regulatory or similar body or entity and/or (C) make truthful statements in the course of performing his duties to the Company. The Company shall instruct its current directors, and following the date of termination of Executive’s employment, its current executive officers, to not disparage Executive, either orally or in writing, at any time; provided, however, that the Company shall not be required to instruct its directors or executive officers to refrain from (X) conferring in confidence with their respect legal representatives, (Y) making truthful statements as required by law or when requested by a governmental, regulatory, or similar body or entity and/or (Z) making truthful statements in the course of performing duties to the Company.

8.      Return of Documents. In the event of the termination of Executive’s employment for any reason, Executive shall deliver to the Company all of (a) the property of the Company or any of its subsidiaries, and (b) non-personal documents and data of any nature and in whatever medium of the Company or any of its subsidiaries, in each case within his possession and control, and he shall not take with him any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

9.      Reasonableness of Restrictions. Executive agrees that the covenants set forth in Sections 5, 6, 7 and 8 are reasonable with respect to their duration, geographical area, and scope. In the event that any of the provisions of Sections 5, 6, 7 and 8 relating to the geographic or temporal scope of the covenants contained therein or the nature of the business or activities restricted thereby shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems enforceable, such provision shall be deemed to be replaced herein by the maximum restriction deemed enforceable by such court.

10.      Injunctive Relief. The parties hereto agree that either party hereto would suffer irreparable harm from a breach by the other party of any of the covenants or agreements contained herein, for which there is no adequate remedy at law. Therefore, in the event of the actual or threatened breach by a party of any of the provisions of this Agreement, the other party, and in the case of the Company, its respective successors or assigns, may, in addition and supplementary to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance, injunctive or other relief (without the necessity of posting bond or security) in order to enforce compliance with, or prevent any violation of, the provisions hereof; and that, in the event of such a breach or threat thereof by one

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party, the other party shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the other party from engaging in activities prohibited hereby or such other relief as may be required to specifically enforce any of the covenants contained herein.

11.      Extension of Restricted Periods. In addition to the remedies the Company may seek and obtain pursuant to this Agreement, the restricted periods set forth herein may be extended by any and all periods during which Executive shall be found by a court to have been in violation of the covenants contained herein.

12.      Stock Ownership Requirement. While employed by the Company, Executive shall be expected to maintain ownership of common stock or stock equivalents in such amounts and on such terms and conditions as are set forth in the Company’s Executive Stock Ownership Guidelines established by the Compensation Committee and in effect from time to time (the “Ownership Guidelines”). Executive is expected to meet the ownership requirements set forth in the Ownership Guidelines within the time period stated in the Ownership Guidelines. In the event Executive is unable to meet his ownership requirements within the defined time period, Executive shall retain all net after-tax profit Shares following option exercise and/or the vesting of restricted stock units and any other awards settled in Shares, until Executive has satisfied the requirements set forth in this Section 12. No additional liability shall apply to Executive if Executive fails to satisfy the stock ownership requirements set forth in this Section 12. For the sake of clarity, failure to satisfy the requirements set forth in this Section 12 (other than any willful breach by Executive of the obligation not to dispose of net after-tax profit Shares as contemplated above) shall not constitute Cause.

13.      Definitions. As used herein, unless the context otherwise requires, the following terms have the following respective meanings:

“Cause” means with respect to the termination by the Company of Executive as an employee of the Company:

(i)      Executive’s continual and deliberate gross neglect in the performance of his material duties;

(ii)      Executive’s failure to devote substantially all of his working time to the business of the Company and its subsidiaries (other than as expressly permitted in this Agreement or by applicable state or federal law);

(iii)      Executive’s failure to follow the lawful directives of the Board or the Chief Executive Officer relating to his duties and responsibilities hereunder in any material respect;

(iv)      Executive’s engaging in misconduct in connection with the performance of any of his duties, including, without limitation, falsifying or attempting to falsify documents, books or records of the Company or its subsidiaries, misappropriating or attempting to misappropriate funds or other property, or securing or attempting to secure any personal profit in connection with any transaction entered into on behalf of the Company or its subsidiaries;

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(v)      the violation by Executive, in any material respect, of any policy or of any code or standard of behavior or conduct generally applicable to employees of the Company or its subsidiaries;

(vi)      Executive’s breach of the material provisions of this Agreement or any other non-competition, non-interference, non-disclosure, confidentiality or other similar agreement executed by Executive with the Company or any of its subsidiaries or other act of disloyalty to the Company or any of its subsidiaries (including, without limitation, aiding a competitor or unauthorized disclosure of confidential information); or

(vii)      Executive’s engaging in conduct that is reasonably likely to result in material injury to the reputation of the Company or any of its subsidiaries, including, without limitation, commission of a felony, fraud, embezzlement, or other crime involving moral turpitude;

provided, that a termination for Cause by the Company of any of the events described in clauses (i), (ii), (iv) and (v) above shall only be effective on ten (10) days advance written notification, providing Executive the opportunity to cure, if reasonably capable of cure within said ten (10) day period; provided, however, that no such notification is required if the Cause event is not reasonably capable of cure or the Board determines that its fiduciary obligation legally requires it to effect a termination of Executive for Cause immediately. Notwithstanding the preceding sentence, the Board may suspend with compensation Executive while it conducts a good faith inquiry of whether grounds for Cause exist.

“Disability” means a physical or mental impairment which substantially limits a major life activity of Executive and which renders Executive unable to perform the essential functions of his position, even with reasonable accommodation which does not impose an undue hardship on the Company. The Company reserves the right, in good faith, to make the determination of disability under this Agreement based upon information supplied by Executive and/or his medical personnel, as well as information from medical personnel (or others) selected by the Company or its insurers. Nothing in this definition is meant to waive Executive’s rights under the Health Insurance Portability and Accountability Act of 1996 or the Americans with Disabilities Act, as amended.

“Earned” has the definition of that term as it is used in the Colorado Wage and Hour Act, Colo. Rev. Stat. § 8-4-101, et seq., at the time of the Effective Date.

“Good Reason” shall mean the occurrence, without Executive’s express written consent, of: (i) a material reduction in Executive’s compensation other than as permitted pursuant to Section 3 hereof; (ii) a relocation of the Company’s headquarters to a location more than twenty (20) miles from the location of the Company’s headquarters prior to such relocation; (iii) any willful breach by the Company of any material provision of this Agreement; or (iv) a significant reduction in the then-effective responsibilities of the Chief Financial Officer of the Company; provided that Executive gives written notice to the Company of the existence of such a condition within ninety (90) days of the initial existence of the condition, the Company has at least thirty (30) days from the date when such notice is provided to cure the condition without being required to make payments due to termination by the Company for Good Reason (the “Cure

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Period”), and Executive actually terminates his employment for Good Reason within thirty (30) days after the expiration of the Cure Period.

“Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended).

14.      Arbitration. Except as otherwise provided herein, any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of Executive’s employment, including, but not limited to, any state or federal statutory or common law claims, shall be submitted to arbitration in Denver, Colorado, before a sole arbitrator (the “Arbitrator”) selected from Judicial Arbiter Group, Inc., Denver, Colorado, or its successor (“JAG”), or if JAG is no longer able to supply the arbitrator, such arbitrator shall be selected from the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), or other mutually agreed upon arbitration provider, as the exclusive forum for the resolution of such dispute. Provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or Executive’s employment, and under no circumstances shall class claims be processed or participated in by Executive. The parties agree that Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee. Executive and the Company further agree that in any proceeding to enforce the terms of this Agreement, the prevailing party shall be entitled to its or his reasonable attorneys’ fees and costs incurred by it or his in connection with resolution of the dispute in addition to any other relief granted.

15.      Governing Law. This Agreement and the legal relations hereby created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of Colorado, without regard to conflicts of laws principles thereof. Executive shall submit to the venue and personal jurisdiction of the Colorado state and federal courts concerning any dispute for which judicial redress is permitted pursuant to this Agreement; however the Company is not limited in seeking relief in those courts.

16.      Taxes.

(a)      Executive shall be solely liable for Executive’s tax consequences of compensation and benefits payable under this Agreement, including any consequences of the application of Section 409A of the Code.

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(b)      In order to comply with all applicable federal or state income tax laws or regulations, the Company may withhold from any payments made under this Agreement all applicable federal, state, city or other applicable taxes.

17.      Section 409A Savings Clause.

(a)      It is the intention of the parties that compensation or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code, and this Agreement shall be interpreted accordingly. To the extent such potential payments or benefits could become subject to additional tax under such Section, the parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax being imposed. The foregoing notwithstanding, the Company shall in no event whatsoever be liable for any additional tax, interest or penalty incurred by Executive as a result of the failure of any payment or benefit to satisfy the requirements of Section 409A of the Code.

(b)      The Executive’s right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments within the meaning of Treas. Reg. §1.409A-2(b)(2)(iii). In addition, payments or benefits pursuant to Section 4(f) shall be exempt from the requirements of Section 409A of the Code to the maximum extent possible as “short-term deferrals” pursuant to Treasury Regulation Section 1.409A-1(b)(4), as involuntary separation pay pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), and/or under any other exemption that may be applicable, and this Agreement shall be construed accordingly.

(c)      Notwithstanding any provision to the contrary in this Agreement, (i) no amount of non-qualified deferred compensation subject to Section 409A of the Code that is payable in connection with the termination of his employment shall be paid to Executive unless the termination of Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) if Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent that delayed commencement of any portion of the termination benefits to which Executive is entitled under this Agreement (after taking into account all exclusions applicable to such termination benefits under Section 409A) is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of Executive’s “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A) and (B) the date of Executive’s death; provided, that upon the earlier of such dates, all payments deferred pursuant to the foregoing shall be paid to Executive in a lump sum, and any remaining payments due under this Agreement shall be paid as otherwise provided herein; (iii) the determination of whether Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto).

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(d)      To the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A of the Code, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

18.      Entire Agreement. This Agreement constitutes and contains the entire agreement and final understanding concerning Executive’s employment with the Company and the other subject matters addressed herein between the parties. It is intended by the parties as a complete and exclusive statement of the terms of their agreement. It supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof. Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party. This is a fully integrated agreement.

19.      Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Board (or a person expressly authorized thereby) and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

20.      Clawback. Executive acknowledges that any incentive compensation contemplated under this Agreement shall be subject to the Company’s clawback policies, including, without limitation, any policy adopted to the extent required by applicable law or written Company policy adopted to implement the requirements of such law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd Frank Act).

21.      Permitted Actions. Nothing in this Agreement shall prohibit Executive from reporting possible violations of federal or state law or regulation to or otherwise cooperating with or providing information requested by any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the U.S. Equal Employment Opportunity Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive is not required to notify the Company that Executive has made such reports or disclosures. Notwithstanding anything to the contrary contained herein, Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of Confidential Information that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s Confidential Information to Executive’s attorney and use the Confidential Information in the court proceeding if Executive (A) files any document containing the trade secret under seal; and (B) does not disclose the Confidential Information, except pursuant to court order.

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22.      Miscellaneous.

(a)      Binding Effect. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.

(b)      Notices. All notices required to be given hereunder shall be in writing and shall be deemed to have been given if (i) delivered personally or by documented courier or delivery service, (ii) transmitted by facsimile during normal business hours or (iii) mailed by registered or certified mail (return receipt requested and postage prepaid) to the following listed persons at the addresses and facsimile numbers specified below, or to such other persons, addresses or facsimile numbers as a party entitled to notice shall give, in the manner hereinabove described, to the others entitled to notice:

If to the Company, to:

Red Robin Gourmet Burgers, Inc.
10000 E. Geddes Avenue, Suite 500
Englewood, CO 80112
Attention: Chief Legal Officer
Facsimile No.: 303-846-6048

If to Executive, to:

Executive’s last known address as reflected in the Company’s records, or to such other address as Executive shall designate by written notice to the Company.

If given personally or by documented courier or delivery service, or transmitted by facsimile, a notice shall be deemed to have been given when it is received. If given by mail, it shall be deemed to have been given on the third business day following the day on which it was posted.

(c)      Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

(d)      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(e)      Construction. Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

(f)      Savings Clause. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this

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end the provisions of this Agreement are declared to be severable. Subject to the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent reasonably practicable.

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date written below.

EXECUTIVE

Date:	11/3/2022		/s/ Todd Wilson
TODD WILSON

COMPANY

RED ROBIN GOURMET BURGERS, INC.

Date:	11/3/2022	By:	/s/ Wayne Davis
Name: Wayne Davis
Title: SVP, Chief Human Resources Officer

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